Exhibit 3.1

CERTIFICATE OF ELIMINATION
with respect to

SERIES A PARTICIPATING PREFERRED STOCK

of

PATTERSON-UTI ENERGY, INC.

The undersigned, John E. Vollmer III, does hereby certify that:

1. The undersigned is the duly elected and acting Senior Vice President – Corporate Development, Chief Financial Officer and Treasurer of Patterson-UTI Energy, Inc., a Delaware corporation (the “Company”).

2. Pursuant to authority conferred upon the Board of Directors of the Company by the Restated Certificate of Incorporation of the Company, on October 26, 2011 the Board of Directors of the Company adopted the following resolutions, which resolutions relate to the Series A Participating Preferred Stock, par value $0.01 per share, of the Company (“Series A Preferred Stock”) previously established:

BE IT RESOLVED, that none of the authorized shares of the Series A Preferred Stock are outstanding, and none of the authorized shares of Series A Preferred Stock will be issued pursuant to the Certificate of Designation of Restated Certificate of Incorporation of the Company originally filed January 13, 1997 and subsequently filed as Annex A to the Certificate of Correction of the Restated Certificate of Incorporation of the Company filed on November 20, 2001 (as amended, the “Certificate of Designation”); and further

RESOLVED, that the Company be and hereby is authorized and directed to file with the Secretary of State of the State of Delaware a certificate containing these resolutions, with the effect under the General Corporation Law of the State of Delaware of eliminating from the Restated Certificate of Incorporation of this Company all matters set forth in the Certificate of Designation with respect to the Series A Preferred Stock.

3. I further declare under penalty of perjury that the matters set forth in this Certificate are true and correct of my own knowledge.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate and does affirm the foregoing as true this 26th day of October, 2011.

PATTERSON-UTI ENERGY, INC.

By:	/s/John E. Vollmer III

John E. Vollmer III

Senior Vice President-Corporate Development, Chief Financial Officer and Treasurer